Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-254371) on Form S-8 and (No. 333-269023) on Form S-3 of our report dated February 12, 2026, with respect to the consolidated financial statements of Sun Country Airlines Holdings, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Minneapolis, Minnesota
February 12, 2026